Exhibit 99.1

For Immediate Release

TriZetto’s Record Q1 Results Exceed Guidance; New Contract Bookings Up 65%

NEWPORT BEACH, Calif. – April 25, 2006 – The TriZetto Group, Inc. (Nasdaq: TZIX) today reported diluted earnings per share (EPS) for the first quarter of 2006 of $0.15, on revenue of $85.3 million. EPS performance was $0.01 better than the high end of the company’s guidance range. It represents an increase of 50% over the year-ago quarter, even though the current quarter was negatively affected by ($0.04) for the effects of expensing stock-based compensation under SFAS 123R. New contract bookings increased 64.6% to $87.4 million from the first quarter last year.

“TriZetto is well-positioned to facilitate sweeping changes in the healthcare industry as payers build new consumer-retail relationships with their members and tackle government-sponsored managed care initiatives, “ said Jeff Margolis, TriZetto’s chairman and CEO. “First quarter results demonstrate TriZetto’s strengthening ability to provide our customers with industrial strength solutions for complex core administration challenges and advanced cost and quality of care programs.”

Added Kathleen Earley, TriZetto’s president and COO, “TriZetto generated the highest new business bookings in seven quarters, highlighted by a number of new consulting contracts and sales of CareAdvance and Facets licenses. Record revenue and net income were the result of the operations team delivering solid growth.”

Financial Summary (in millions, except per share amounts)

	Quarter Ended Mar. 31, 2006	Quarter Ended Mar. 31, 2005	Change
Revenue	$85.3	$71.8	18.8%
Bookings	$87.4	$53.1	64.6%
Total Backlog	$704.6	$604.8	16.5%
Diluted EPS	$0.15	$0.10	50.0%
Net Income	$6.8	$4.3	58.1%
Adjusted EBITDA*	$15.7	$12.0	30.8%
Cash Resources	$89.7	$54.1	65.8%
Cash Provided by Operations	$5.1	$8.6	-40.7%
Capital Expenditures	$3.6	$1.5	140.0%
*	Definition and reconciliation to GAAP is included in the attached financial schedules

Revenue

First quarter 2006 revenue totaled $85.3 million, versus $71.8 million for the first quarter of 2005. The $13.5 million change included increases of $5.5 million in consulting, $3.3 million in software license, $3.2 million in outsourced services and $1.5 million in software maintenance revenue.

Non-recurring revenue represented 48.8% of total revenue in the first quarter of 2006, compared to 45.7% in the year-ago quarter, driven by the larger increases in license and consulting revenue.

New Business Bookings

TriZetto signed 233 new customer contracts in the first quarter of 2006 with a total value of $87.4 million, compared to $53.1 million in the year-ago quarter. Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next. The company targets approximately $50 to $60 million of new contract bookings each quarter.

Of the new first-quarter contracts, 165 were for consulting, implementation services, software customization and other services valued at $44.5 million; 42 were software license contracts valued at $37.8 million; and 26 were outsourced services contracts (software hosting, business process outsourcing and other services) valued at $5.1 million.

Backlog

The company’s total revenue backlog was approximately $705 million at March 31, 2006, compared to $605 million at March 31, 2005 and $703 million at December 31, 2005. Twelve-month revenue backlog was approximately $187 million at March 31, 2006, compared to $172 million at March 31, 2005 and $185 million at December 31, 2005. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

First quarter 2006 net income was $6.8 million, or $0.15 per diluted share, compared to net income of $4.3 million, or $0.10 per share, for the first quarter in 2005. First quarter 2006 EPS included a ($0.04) negative impact from both the equity and cash expense effects of adopting Statement of Financial Accounting Standards No. 123R, which requires all companies to expense stock-based compensation for 2006. EPS of $0.15 was up 50% compared to the 2005 first quarter. Excluding the ($0.04) impact of SFAS 123R to the first quarter of 2006, EPS increased by 90% from the year-ago quarter.

Due to the utilization of Federal net operating loss (NOL) carry forwards, the quarter’s tax provision represented an effective rate of approximately 8.0%. At March 31, 2006, TriZetto had $71 million in

NOL carry forwards. Adjusted EBITDA, was $15.7 million for the first quarter of 2006, compared to $12.0 million in the year ago quarter.

TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures, such as Adjusted EBITDA, believing that these provide additional information for investors to evaluate the company’s financial performance. A definition of Adjusted EBITDA and a reconciliation to GAAP measures are included in the attached financial schedules.

Gross margin for the first quarter 2006 was 47.5%, compared to 44.8% a year ago. The 270 basis point increase was driven primarily by a higher-margin mix of revenue in the quarter and operating efficiencies.

Research and development expenses represented 12.3% of revenue in the first quarter 2006, 50 basis points higher than 11.8% of revenue for the year-ago quarter. This increase reflected additional development for cost and quality of care solutions, as well as continuing investments in core administration and component software to add new capabilities and functionality for future customer needs.

First quarter 2006 selling, general and administrative expenses increased $3.2 million, but remained nearly flat at 25.0% of revenue, compared to 25.2% in the first quarter 2005. The increase was primarily driven by higher compensation costs, including SFAS 123R stock option expense.

Cash Resources and Cash Flow

Cash, restricted cash and short-term investments totaled $89.7 million at March 31, 2006, versus $54.1 million at March 31, 2005. Net cash provided by operating activities during the first quarter of 2006 was $5.1 million, compared to $8.6 million for the 2005 quarter. Capital expenditures in the first quarter of 2006 were $3.6 million, versus $1.5 million for the year-ago quarter. Significant uses of cash in the quarter included payments for the CareKey acquisition and cash bonus payments under the company’s 2005 bonus plan, which totaled $53.3 million. Days sales outstanding for the first quarter of 2006 was 63 days, versus 72 in the year-ago quarter.

Update on McKesson Litigation

As previously reported, McKesson Information Solutions LLC filed a lawsuit against TriZetto in September 2004 alleging that the clinical editing functionality of the company’s Facets, QicLink and ClaimFacts software products infringe a patent acquired by McKesson. Earlier this month in response to TriZetto’s motion for summary judgment, the court ruled, as a matter of law, that these software products do not infringe 12 of the 15 claims of McKesson’s patent. Last week, the first phase of a jury trial commenced to determine whether the software products infringe the three remaining claims of the patent.

Today, both parties completed their case on infringement, and the jury currently is deliberating on this issue. If the jury later delivers a verdict finding that any of our software products infringe one or more of the remaining three claims of the patent, a second phase of the jury trial will begin to decide the amount of damages, if any, whether the infringement was willful and TriZetto’s equitable defenses of laches and estoppel. If TriZetto does not prevail on its defense of estoppel, then a second jury trial will be scheduled to decide TriZetto’s allegation that the remaining claims in the patent are invalid. If the patent is found to be valid in the second trial, TriZetto is likely to appeal the verdicts of both trials.

The company has not accrued any liability related to this lawsuit as we do not believe at this time that our liability to McKesson, if any, is probable and capable of being reasonably estimated. As previously reported, TriZetto’s attorney fees and other defense costs related to this matter are being expensed as incurred.

Guidance for 2006 Includes SFAS 123R

For the full year 2006, TriZetto expects between $315 and $330 million of revenue, representing an 8% to 13% increase over 2005. TriZetto is increasing the low end of its EPS guidance for the year, and now expects diluted EPS to be $0.55 to $0.60, which includes an estimated $0.10 to $0.14 per share negative impact, as compared to 2005, for the effect of adopting Statement of Financial Accounting Standards No. 123R, which requires all companies to expense stock-based compensation for 2006. Adjusted EBITDA for 2006, which excludes stock-based compensation expense, is expected to be between $63 and $67 million, an increase of 31% to 39% over 2005 Adjusted EBITDA. Capital expenditures in 2006 are expected to be between $18 and $22 million. Diluted share count for 2006 is expected to be approximately 48 million.

For the second quarter of 2006, the company expects revenue of between $78 and $82 million, EPS between $0.11 and $0.14 on a diluted share count of approximately 47 million, and Adjusted EBITDA of between $14 and $15.5 million.

TriZetto is focused on growing Adjusted EBITDA at a long-term targeted rate approaching 30% per year, while maintaining capital spending at approximately the company’s current rate. TriZetto projects that organic revenue growth of 8% to 12% will be required to achieve this target, depending on the mix of sales.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the first quarter results. Investors may access the webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

Touching more than 35% of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation. The company provides premier information technology solutions that enhance its customers’ revenue growth, drive their administrative efficiency, and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, California, TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, acquisitions, TriZetto’s operational capabilities, future financial structure, uses of cash, acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; any adverse result in the McKesson patent litigation matter and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of April 25, 2006. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors:	Media:
	Brad Samson	Audrey McDill
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mcdill@trizetto.com

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenue
Recurring revenue	$43,710	$39,023
Non-recurring revenue	41,608	32,795

Total revenue	85,318	71,818

Cost of revenue
Recurring revenue	25,695	23,398
Non-recurring revenue	19,126	16,211

Total cost of revenue	44,821	39,609

Gross profit	40,497	32,209

Operating expenses
Research and development	10,478	8,481
Selling, general and administrative	21,316	18,102
Amortization of other intangible assets	1,508	883

Total operating expenses	33,302	27,466

Income from operations	7,195	4,743

Interest income	890	189
Interest expense	(832)	(359)
Other income	180	—

Income before provision for income taxes	7,433	4,573

Provision for income taxes	(595)	(275)

Net income	$6,838	$4,298

Net income per share:
Basic	$0.16	$0.10

Diluted (1)	$0.15	$0.10

Weighted average shares outstanding:
Basic	41,899	41,714

Diluted	45,666	43,934

Other financial data (2):
Adjusted EBITDA	$15,719	$12,026
12-month backlog	$187,300	$172,000
Total backlog	$704,600	$604,800

(1)	For the quarter ended March 31, 2006, both debt and equity treatment of the long-term convertible debt yielded the same diluted earnings per share results.

(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

Adjusted EBITDA Presentation (2)

(unaudited and in thousands)

	Three Months Ended March 31,
	2006	2005
Revenue
Recurring revenue	$43,710	$39,023
Non-recurring revenue	41,608	32,795

Total revenue	85,318	71,818

Cost of revenue
Recurring revenue	23,248	20,897
Non-recurring revenue	16,664	14,250

Total cost of revenue	39,912	35,147

Gross profit	45,406	36,671

Operating expenses
Research and development	10,169	8,250
Sales and marketing	5,876	5,267
General and administrative	13,642	11,128

	29,687	24,645

Adjusted EBITDA	15,719	12,026

Operating depreciation and amortization	5,563	5,588
Amortization of other intangible assets	1,508	883
Stock-based compensation	1,528	251
Restructuring, impairment and other	(75)	561

	8,524	7,283
Income from operations	7,195	4,743

Interest income	890	189
Interest expense	(832)	(359)
Other income	180	—

Income before provision for income taxes	7,433	4,573

Provision for income taxes	(595)	(275)

Net income	$6,838	$4,298

(2)	See accompanying notes for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,654	$106,940
Restricted cash	1,021	1,543
Accounts receivable, net	58,189	41,745
Prepaid expenses and other current assets	11,528	11,375

Total current assets	159,392	161,603
Property and equipment, net	23,572	25,730
Capitalized software products, net	28,885	28,724
Goodwill	73,570	87,170
Other intangible assets, net	32,826	3,335
Other assets	11,136	11,177

Total assets	$329,381	$317,739

Liabilities and Stockholders' Equity
Current liabilities:
Short-term notes payable	$546	$120
Capital lease obligations	1,426	1,979
Accounts payable	11,306	14,959
Accrued liabilities	22,651	56,957
Deferred revenue	55,555	35,625

Total current liabilities	91,484	109,640
Long-term convertible debt	100,000	100,000
Long-term revolving line of credit	15,000	—
Other long-term liabilities	2,183	1,752
Capital lease obligations	879	1,065
Deferred revenue	4,378	3,924

Total liabilities	213,924	216,381

Common stock	44	42
Additional paid-in capital	366,459	362,186
Deferred stock compensation	—	(2,986)
Accumulated deficit	(251,046)	(257,884)

Total stockholders' equity	115,457	101,358

Total liabilities and stockholders' equity	$329,381	$317,739

The TriZetto Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Backlog

Total backlog is defined as revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year recurring revenue contracts (including software hosting, business process outsourcing, IT outsourcing, and software maintenance). For purposes of calculating our backlog and based upon our previous experience, we assume software maintenance contracts will be renewed for a period of up to five years. We classify revenue from software license and consulting contracts as non-recurring. Consulting revenue is included in the backlog when the revenue from such consulting contract will be recognized over a period exceeding 12 months.

Non-GAAP Financial Measures

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measure, “Adjusted EBITDA”, as originally defined in our press release dated October 25, 2005. We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense, income taxes, depreciation and amortization, charges for facilities closures and asset impairment, stock-based compensation expense and charges for expected future loss on contracts. We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Because our capital structure, effective income tax rates, capitalized asset values and equity-based compensation levels are different than those of other companies, we believe that Adjusted EBITDA facilitates comparisons of our results of operations with those of other companies. Further, we believe that Adjusted EBITDA, which excludes certain factors which are not indicative of ongoing operations such as charges for facilities closures, asset impairment and future loss on contracts, can assist management and investors in assessing the financial operating performance and underlying strength of our core business. We use Adjusted EBITDA in our cash bonus program to evaluate management’s performance for compensation purposes, and we have agreed with our lender to maintain levels of an adjusted form of EBITDA as specified in financial covenants to our secured debt facility.

In the first quarter of 2005, we excluded from Adjusted EBITDA a loss of approximately $561,000 related to the closure of a facility. The charge reflected our remaining payment obligations under the lease agreement for this closed facility. Because the facility was non-performing, we excluded the charge from Adjusted EBITDA as it was not indicative of our ongoing operations. Additionally, during the first quarter of 2006, we recognized gains of $75,000 from the sale of our credentialing and verification business and $180,000 from the sale of a domain name, which were eliminated from Adjusted EBITDA. We excluded these gains from Adjusted EBITDA as they related to a business we had decided to exit and a one-time sale of an asset and therefore are not indicative of our ongoing operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment.” This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. The amount of compensation expense recognized, including restricted stock awards, was $1.5 million for the three months ended March 31, 2006 and $251,000 for the same period in 2005. Consistent with our definition noted above to exclude stock-based compensation expense, Adjusted EBITDA excludes the impact of the equity expense of SFAS 123R and other stock-based compensation expenses.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. In addition, Adjusted EBITDA should not be considered as a measure of liquidity or free cash flow for management’s discretionary use, as it excludes certain cash requirements such as interest expense, income taxes, costs to replace depreciated or amortized assets, costs arising from certain facilities closures and losses on contracts. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA supplementally.

The following schedule provides a reconciliation of GAAP Net income to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2006	2005
Net income	$6,838	$4,298
Interest (income) expense, net	(58)	170
Provision for income taxes	595	275
Operating depreciation and amortization	5,563	5,588
Amortization of other intangible assets	1,508	883
Stock-based compensation	1,528	251
Restructuring, impairment and other charges	(75)	561
Other income	(180)	—

Adjusted EBITDA	$15,719	$12,026

Reconciliation of Non-GAAP Financial Guidance

The following schedules provide a reconciliation of non-GAAP financial guidance for the periods indicated (in thousands, except per share amounts):

	Q2 2006 Guidance
	Low Range	High Range
Adjusted EBITDA	$14,000	$15,500

Operating expenses
Operating depreciation and amortization	(5,000)	(5,000)
Amortization of other intangible assets	(1,500)	(1,500)
Stock-based compensation	(1,500)	(1,500)
Interest and other income, net	(300)	(250)
Income taxes	(500)	(600)

	(8,800)	(8,850)

Net income	$5,200	$6,650

Net income per share:
Diluted	$0.11	$0.14

Weighted average shares outstanding:
Diluted	47,000	47,000

	2006 Guidance
	Low Range	High Range
Adjusted EBITDA	$63,000	$67,000

Operating expenses
Operating depreciation and amortization	(21,500)	(22,000)
Amortization of other intangible assets	(5,500)	(5,500)
Stock-based compensation	(6,750)	(6,750)
Interest and other income, net	(1,000)	(900)
Income taxes	(2,000)	(3,000)

	(36,750)	(38,150)

Net income	$26,250	$28,850

Net income per share:
Diluted	$0.55	$0.60

Weighted average shares outstanding:
Diluted	48,000	48,000